Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2011 (except for Note 23, as to which the date is March 30, 2011, and except for Note 1, Note 4 and Note 24, as to which the date is July 28, 2011) in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-173180) and related Prospectus of Aleris International, Inc. for the registration of $500,000,000 of 7 5/8% Senior Notes due 2018.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 28, 2011